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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                     ------

                              TriStar Aerospace Co.

                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock

                    -------------------------------------------
                          (Title of Class of Securities)

                                    89674L101

                    -------------------------------------------
                                 (CUSIP Number)

                                November 18, 1999

                  ----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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ITEM 1.

    (a)   Name of Issuer

         TriStar Aerospace Co.

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    (b)   Address of Issuer's Principal Executive Offices

         2527 Willowbrook Road, Dallas, Texas 75220

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ITEM 2.

    (a)   Name of Person Filing

         P. Quentin Bourjeaurd

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    (b) Address of Principal Business Office or, if none, Residence

         2527 Willowbrook Road, Dallas, Texas 75220

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    (c)   Citizenship

         United Kingdom

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    (d)   Title of Class of Securities

         Common Stock

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    (e)   CUSIP Number

         89674L101

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ITEM 3. IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SECTIONS  240.13d-1(b)  OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                                        2




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    (c)    [ ] Insurance  company as defined in section  3(a)(19) of the Act (15
           U.S.C. 78c).

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e)    [  ] An investment adviser in accordance with section
           240.13d-1(b)(1)(ii)(E).

    (f)    [ ] An employee  benefit plan or endowment  fund in  accordance  with section 240.13d-1(b)(1)(ii)(F).

    (g)    [ ] A parent  holding  company or control  person in accordance  with section 240.13d-1(b)(1)(ii)(G).

    (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j)    [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

    2,872,942*

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    (b) Percent of class:

    15.3%

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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              0
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                                        3




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(ii) Shared power to vote or to direct the vote

              2,872,942*/**
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        (iii) Sole power to dispose or to direct the disposition of

               2,872,942*
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

               0
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* The number of shares over which the reporting person has beneficial  ownership was previously erroneously reported.

** On October 31, 1999, Mr. Bourjeaurd entered into a Tender and Option Agreement with AlliedSignal Inc., AlliedSignal Acquisition Corp. (the "Offeror" and collectively with AlliedSignal Inc., the "AlliedSignal Companies") and Charles Balchunas (the "Agreement"). Pursuant to the Agreement, Mr. Bourjeaurd has agreed to tender all of his shares in Offeror's tender offer. Mr. Bourjeaurd has also granted the AlliedSignal Companies a proxy, if required, to vote the shares in favor of the merger with a subsidiary of AlliedSignal Inc.
Mr. Bourjeaurd has also granted the AlliedSignal Companies an option to purchase his shares under certain conditions.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

         Not applicable.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   November 22, 1999

                                       ----------------------------------------
                                                           Date

                                                /s/ P. Quentin Bourjeaurd

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                                                          Signature

                                                     P. Quentin Bourjeaurd

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                                                          Name/Title
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